Exhibit 10.13

Invea Therapeutics, Inc.

Non-Employee Director Compensation Policy

Adopted: October 18, 2023

Each member of the Board of Directors (the “Board”) of Invea Therapeutics, Inc. (the “Company”) who is not also serving as an employee of or consultant to the Company or any of its subsidiaries (each such member, an “Eligible Director”) will receive the compensation described in this Non-Employee Director Compensation Policy (this “Policy”) for his or her Board service upon and following the date of the underwriting agreement between the Company and the underwriters managing the initial public offering of the Company’s common stock (the “Common Stock”), pursuant to which the Common Stock is priced in such initial public offering (such date, the “Effective Date”).

This Policy will be effective as of the Effective Date and may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board (the “Compensation Committee”). An Eligible Director who elects not to accept compensation pursuant to this Policy or who is not permitted to accept compensation in an individual capacity per other contractual arrangements may decline all or any portion of his or her compensation by giving notice to the Company prior to the date cash may be paid or equity awards are to be granted, as the case may be.

A.	Annual Cash Compensation

Commencing on the Effective Date, each Eligible Director will receive the cash compensation set forth below for service on the Board. For fiscal year 2023, the annual cash compensation amounts will be pro-rated to reflect the number of days remaining in fiscal year 2023. Cash compensation amounts will be paid in quarterly installments, payable in arrears on the last day of each fiscal quarter in which the service occurred. If an Eligible Director joins the Board or a committee of the Board other than effective as of the first day of a fiscal quarter, each annual retainer set forth below will be pro-rated based on days served in the applicable fiscal quarter, with the pro-rated amount paid for the first fiscal quarter in which the Eligible Director provides the service and regular full quarterly payments thereafter. All annual cash fees are vested upon payment.

1.	Annual Board Service Retainer:

a.	All Eligible Directors: $30,000

b.	Non-Executive Chair of the Board (in addition to Eligible Director Annual Board Service Retainer): $40,000

2.	Additional Annual Committee Chair Service Retainer:

a.	Chair of the Audit Committee: $15,000

b.	Chair of the Compensation Committee: $10,000

c.	Chair of the Nominating and Corporate Governance Committee: $8,000

3.	Additional Annual Committee Member Compensation (other than to Committee Chairs):

a.	Member of the Audit Committee: $7,500

b.	Member of the Compensation Committee: $5,000

c.	Member of the Nominating and Corporate Governance Committee: $4,000

B.	Equity Compensation

Equity awards will be granted under the Company’s 2023 Equity Incentive Plan, as may be amended from time to time, or any successor plan (the “Plan”). All equity awards granted pursuant to this Policy will be nonstatutory stock options, with an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of the underlying Common Stock on the date of grant, and a term of ten years from the date of grant (subject to earlier termination in connection with a termination of service as provided in the Plan.

(a)            Automatic Equity Grants.

(i)            Initial Grant. Without any further action of the Board, each person who, after the Effective Date, is elected or appointed for the first time to be an Eligible Director will automatically, upon the date of his or her initial election or appointment to be an Eligible Director (or, if such date is not a market trading day, the first market trading day thereafter), be granted 20,000 stock options (the “Initial Grant”). Each Initial Grant will vest monthly over the three-year period measured from the date of grant.

(ii)            Annual Grant. Without any further action of the Board, at the close of business on the date of each annual meeting of stockholders of the Company (an “Annual Meeting”) following the Effective Date, each Eligible Director who continues to serve as an Eligible Director following such Annual Meeting (excluding any Eligible Director who was first appointed or elected to the Board at such meeting) will automatically be granted 10,000 stock options (the “Annual Grant”). Each Annual Grant will vest on the one-year anniversary of the date of grant date or as of the day immediately preceding the next Annual Meeting, if sooner.

Each Annual Grant will be prorated for each Eligible Director who was first elected or appointed to the Board less than one year prior to the Annual Meeting, as follows: the number of shares underlying each Annual Grant shall be multiplied by a fraction, the numerator of which is the number of days between commencement of service as an Eligible Director and the date of such Annual Meeting, and the denominator of which is 365.

(b)            Vesting; Change in Control. All vesting is subject to the Eligible Director’s “Continuous Service” (as defined in the Plan) on each applicable vesting date. Notwithstanding the foregoing vesting schedules, for each Eligible Director who remains in Continuous Service with the Company until immediately prior to the closing of a “Change in Control” (as defined in the Plan), the shares subject to his or her then-outstanding equity awards that were granted pursuant to this Policy or otherwise will become fully vested immediately prior to the closing of such Change in Control.

(c)            Remaining Terms. The remaining terms and conditions of each award, including transferability, will be as set forth in the Company’s Stock Option Grant Notice, and Stock Option Agreement in the forms adopted from time to time by the Board or the Compensation Committee.

C.	Expenses

The Company will reimburse an Eligible Director for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and committee meetings; provided, that such Eligible Director timely submit to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time.

D.	Non-Employee Director Compensation Limit

Notwithstanding the foregoing, the aggregate value of all compensation granted or paid, as applicable, to any individual for service as a Non-Employee Director (as defined in the Plan) shall in no event exceed the limits set forth in Section 3(d) of the Plan.

3